Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2009 (June 25, 2009 as to Note 16) relating to the consolidated financial statements of LogMeIn, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) appearing in the Prospectus dated June 30, 2009 filed by the Company pursuant to Rule 424(b)4 under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-148620 on Form S-1.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 26, 2009